Exhibit 16.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.maddoxungar.com

December 4, 2009

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Pioneer Power Solutions, Inc.

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated December 7, 2009 of Pioneer Power Solutions, Inc. and are in agreement with the statements about our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC